EXHIBIT 5.01

                               134
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          [ORIGINAL PRINTED ON LETTERHEAD OF
          KUMMER KAEMPFER  BONNER & RENSHAW]


                         March 20, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

          Re:  Rio Hotel & Casino, Inc.
               Registration Statement on Form S-4

Ladies and Gentlemen:

          As counsel to Rio Hotel & Casino, Inc., a Nevada corporation (the "Company"), we are rendering this opinion letter in connection with the registration by the Company of 9 1/2% Senior Subordinated Notes Due 2007 in the principal aggregate amount of $125,000,000 (the "New Notes") proposed by the Company to be exchanged for the Company's outstanding 9 1/2% Senior Subordinated Notes Due 2007. The New Notes will be unsecured general obligations of the Company, subordinated in right of payment to all Senior Debt as defined in the Indenture (defined below) of the Company. The New Notes will be unconditionally guaranteed (the "Guarantee") by Rio Properties, Inc. (the "Guarantor").

          We have examined the Indenture (the "Indenture") among the Company, as issuer, the Guarantor and IBJ Schroder Bank & Trust Company (the "Trustee"), and we have examined such other papers, documents, records of the Company and the Guarantor, and certificates of public officials as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of documents submitted to us as conformed or photostatic copies. We have also assumed that the Exchange Agency Agreement between the Company and the Trustee (the "Exchange Agency Agreement") will, when executed and delivered, be substantially in the form submitted to us for examination. As to various questions of fact material to such opinions, we have relied upon resolutions of the Board of Directors of the Company and the Guarantor.

          On the basis of the foregoing and in reliance thereon, we are of the opinion that when: (i) the Registration Statement on Form S-4 covering the New Notes and the Guarantee shall have become effective under the Securities Act of 1933, as amended (the "Act"); (ii) the

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Securities and Exchange Commission
March 20, 1997
Page 2

securities, Blue Sky and gaming laws of certain states shall have been complied with; and (iii) the New Notes shall have been authenticated and issued as provided in the Indenture and exchanged pursuant to the Exchange Agency Agreement, the New Notes and the Guarantee will be legally issued, fully paid, non-assessable and binding obligations of the Company and the Guarantor, respectively.

          The obligations of the Company and the Guarantor referred to in the preceding paragraph will be enforceable in accordance with their respective terms, except as the same may be limited by, and subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors' rights generally and
(ii) by general principles of equity, whether enforcement is considered in a proceeding in equity or law, which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced registration statement filed with the Securities and Exchange Commission under the Act and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus contained therein.


                              Very truly yours,

                              /s/Kummer Kaempfer Bonner & Renshaw

                              KUMMER KAEMPFER BONNER & RENSHAW
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